Exhibit 99.1

Vitae Pharmaceuticals Added to Russell 2000® and Russell 3000® Indexes

FORT WASHINGTON, PA, December 23, 2014 — Vitae Pharmaceuticals, Inc. (NASDAQ: VTAE), a clinical-stage biotechnology company, today announced that it has been added to the Russell 2000® and Russell 3000® indexes, effective as of the close of the market on Friday, December 19, 2014 and as part of the quarterly Initial Public Offering (IPO) update to the Russell indexes.

Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for active investment strategies. Russell determines membership for its equity indexes primarily by objective, market-capitalization rankings and style attributes. The Russell 2000 Index measures the performance of the small-cap segment of the U.S. equity universe. The Russell 2000 Index is a subset of the Russell 3000 Index representing approximately 10% of the total market capitalization of that index.

About Vitae Pharmaceuticals

Vitae Pharmaceuticals is a clinical-stage biotechnology company focused on discovering and developing novel, small molecule drugs for diseases in which there are significant unmet medical needs. The company is developing a robust and growing portfolio of novel product candidates generated by Contour®, its proprietary structure-based drug discovery platform.

For additional information, please visit the company’s website at www.vitaepharma.com.

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INVESTORS:

Vitae Pharmaceuticals, Inc.

Richard S. Morris, CPA

Chief Financial Officer

(215) 461-2000

rmorris@vitaerx.com

Westwicke Partners

John Woolford

(443) 213-0506

john.woolford@westwicke.com

MEDIA:
6 Degrees PR

Tony Plohoros
(908) 940-0135

tplohoros@6degreespr.com